EXHIBIT 10.2

Scientific Learning Corporation
2005 Management Incentive Plan

Purpose

To provide significant cash awards to participants for the achievement and over-achievement of Scientific Learning’s collective financial goals, as well as each participant’s individual goals and overall performance in adding value for shareholders, customers and employees.

Participants

All members of the Leadership Team, director-level employees and selected manager-level employees. The total number of participants at March 2005 is approximately 35 persons. The regional sales directors (K-12 and private sector) who are included in sales incentive compensation plans are excluded from this Plan.

Target Incentive Awards

Intended to deliver market average incentive compensation at 100% achievement of goals. Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Max Award (Max % of Base Salary Awarded on Overachievement)

CEO	50%	100%
VP, Sales K-12	50%	100%
CFO	40%	80%
Chief Ed. Officer, Other VPs	30%	60%
Directors	20%	30%
Managers	10%	15%

Goals

All participants in the Plan will have shared Company financial goals and individual goals closely related to the individual’s own area of responsibility.

Shared Goals

Shared goals for the 2005 Plan are:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level

Operating Cash Flow*	$ 5.4 million	$ 7.5 million	$ 8.5 million
Booked sales	$ 45.0 million	$ 48.7 million	$ 52.5 million

* Operating cash flow is defined as GAAP cash flow from operating and investing activities, excluding repayment of management loans and accrued interest.

Individual Goals Individual goal performance under the 2005 Plan is based on both the following.

•	Achievement of agreed-upon individual goals closely related to the individual’s area of responsibility. These goals will be agreed in writing between the participant and his/her manager.

•	Contribution to adding value for shareholders, customers and employees.

•	Hurdle level for individual goals is 80%. Maximum overachievement level is 200%.

Weighting of Shared Goals and Individual Performance

Goal	% of Target Award Allocated to Goal

Operating cash flow	30%
Booked sales	40%
Individual performance	30%

*For managers and director-level employees, the CEO has discretion to allocate the bonus opportunity differently among the various goals to reflect the priorities and responsibilities of that particular person.

Hurdles and Scaling

The bonus payout starts for each goal when the specified hurdle level for that goal is achieved. At the hurdle level, 50% of that goal’s portion of the target award is earned. At 100% of the goal, then 100% of that goal’s target award is earned. Between the hurdle level and 100% achievement of the goal, the portion of the award earned is scaled ratably.

Overachievement

•	Officers can double their bonus through overachievement and directors and managers can increase their bonus by 50% through overachievement.

•	The overachievement potential is divided among the goals in the same percentage as the bonus for achievement.

•	The maximum overachievement award is paid at the maximum overachievement levels specified above.

•	Between 100% achievement and the maximum bonus overachievement level, each goal’s portion of the award is scaled ratably.

Illustration

The attached chart illustrates, for particular positions, the percentage of base salary payable for each goal, at the hurdle, 100% and maximum overachievement levels.

Timing

Awards will be paid in the first quarter of 2006, following the completion of the 2005 audit. Plan participants must be employed at Scientific Learning in a position that is eligible for an award under this Plan when the awards are paid in order to receive an award. Participants hired or promoted in to a MIP eligible position prior to October 1, 2005 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the employment action).

Compensation Committee Discretion

The Compensation Committee has discretion to pay awards to reflect achievement even if specific goals are not met, and to interpret the terms of the Plan.

% of Base Salary Available as MIP Award at Specified Levels of Achievement of Goals

	% of Base Salary Available as Bonus

	Operating Income			Booked Sales			Individual Goals			Total

	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over

CEO VP Sales K-12	7.5%	15%	30%	10%	20%	40%	7.5%	15%	30%	25%	50%	100%
CFO	6%	12%	24%	8%	16%	32%	6%	12%	24%	20%	40%	80%
Chief Ed Officer, other VPs	4.5%	9%	18%	6%	12%	24%	4.5%	9%	18%	15%	30%	60%
Directors*	3%	6%	9%	4%	8%	12%	3%	6%	9%	10%	20%	30%
Managers*	1.5%	3%	4.5%	2%	4%	6%	1.5%	3%	4.5%	5%	10%	15%

* Subject to adjustment by the CEO, as described above.